Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated March 29, 2019 relating to the consolidated financial statements of Stabilis Energy, LLC and Subsidiaries, which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Ham, Langston and Brezina, L.L.P.

Houston, Texas

October 21, 2019